Policy

PIMCO’s Code of Ethics sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your actions and your personal securities transactions.

All employees must read and understand the Code.

Effective Date: May 2009

Last Revision: December 2017

PIMCO’s Code of Ethics (“Code”) contains the rules that govern your conduct and personal trading. These rules are summarized below. Please see the Code* for more details.

YOU HAVE THE FOLLOWING FUNDAMENTAL RESPONSIBILITIES:

●	You have a duty to place the interests of Clients first

●	You must avoid any actual or potential conflict of interest

●	You must not take inappropriate advantage of your position at PIMCO

●	You must comply with all applicable Securities and Commodities Laws

You must pre-clear and receive approval for your Personal Securities Transactions, unless an exemption is available. A Personal Securities Transaction is a very broad concept and includes transactions in Securities, Derivatives, currencies for investment purposes and commodities for investment purposes, but does not include direct transactions in Cryptocurrencies. Make sure you know whether your trade is covered by this Code by checking the definitions found in Appendix I. You are encouraged to consult with a Compliance Officer if you have any question as to the status of a particular instrument under the Code.

You can pre-clear and receive approval for your trade by the following two-step process:

Step 1: To pre-clear a trade, you must input the details of the proposed trade into the TradeClear system (accessible through the PIMCO Intranet) and follow the instructions.

Step 2: You will receive notification as to whether your proposed trade is approved or denied. If your proposed trade is approved, the approval is valid for the day on which the approval was granted and the following business day, unless you are notified differently by a Compliance Officer. If you do not execute your transaction within the required timeframe or if the information in your request changes, you must repeat the pre-clearance process prior to undertaking the transaction.

Generally, certain types of transactions, such as purchases or sales of government securities, open-end mutual funds, and interval funds, do not require pre-clearance and approval. See Sections III.C.2. and III.C.3. of the Code for specific guidance.

However Portfolio Persons are subject to more restrictive pre-clearance requirements that are specifically provided in Section III.C.2.a.

BLACK-OUT PERIODS FOR PORTFOLIO PERSONS:

●	Purchases or sales prior to, and including, seven calendar days before a Client trade in the same Security, Derivative, commodity or currency Financial Instrument or any Related Financial Instrument (each as defined in Appendix I)

●	Purchases or sales within three calendar days following a Client trade in the same Financial Instrument or any Related Financial Instrument

PROVISIONS THAT MAY RESTRICT YOUR PERSONAL SECURITIES TRANSACTIONS:

●	When there are pending client orders in the same Financial Instrument or a Related Financial Instrument

●	Initial public offerings (with certain exemptions for fixed income and other securities)

●	Private Placements and hedge funds

●	Investments in Allianz SE

●	Black-out periods in closed-end funds advised or sub-advised by PIMCO

* Capitalized terms are defined in Appendix I.

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●	Securities on PIMCO’s Trade Restricted Securities List

●	Section 16 holding periods

The Code has other requirements that may restrict your personal securities transactions in addition to those summarized above. Please review the entire Code. Remember that you can be sanctioned for failing to comply with the Code. If you have any questions, please ask a Compliance Officer.

PIMCO CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (this “Code”) sets out standards of conduct to help PIMCO’s directors, officers and employees (each, an “Employee” and collectively, the “Employees”)1 avoid potential conflicts that may arise from their actions and their Personal Securities Transactions. You must read and understand this Code.2 A Compliance Officer is the person responsible for administering this Code and can assist you with any questions.

II.	YOUR FUNDAMENTAL RESPONSIBILITIES

PIMCO insists on a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards PIMCO follows in conducting its business. The following general fiduciary principles must govern your activities:

●	You have a duty to place the interests of Clients first

●	You must avoid any actual or potential conflict of interest

●	You must not take inappropriate advantage of your position at PIMCO

●	You must comply with all applicable Securities and Commodities Laws

If you violate this Code or its associated policies and procedures PIMCO may impose disciplinary action against you, including full or partial disgorgement of profits, a reduction in discretionary compensation, censure, demotion, suspension or dismissal, or any other sanction or remedial action required or permitted by law, rule or regulation.

III.	PERSONAL INVESTMENTS

A.	In General

In general, when making personal investments you must exercise extreme care to ensure that you do not violate this Code and your fiduciary duties. You may not take inappropriate advantage of your position at PIMCO in connection with your personal investments. This Code covers the personal investments of all Employees and their Immediate Family Members (e.g., persons sharing the same household as the Employee). Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with this Code.

B.	Disgorging Short-Term Trading Profits (“30 Calendar Day Rule”)

PIMCO discourages its employees from engaging short-term trading strategies for their own accounts. Any excessive or inappropriate trading that, in PIMCO’s view, interferes with job performance, or compromises the duty that PIMCO owes to its Clients, will not be tolerated. Employees must always conduct their personal trading activities lawfully, properly and responsibly.

[1]	PIMCO’s supervised persons also include certain employees of PIMCO Investments, PIMCO’s affiliated broker-dealer. Additionally, employees of certain non-U.S. affiliates of PIMCO are known as “Associated Persons.” Associated Persons are subject to the respective Code of Ethics of the affiliate with whom they are employed.

[2]	Capitalized terms are defined in Appendix I.

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Except as noted below, PIMCO employees shall disgorge any gains that result from executing a transaction in a Financial Instrument that requires pre-clearance under the Code (as provided in Section III.C.) and then affirmatively executing an opposite way transaction (buying and then selling at a higher price, or selling and then buying at a lower price) in the same Financial Instrument within 30 calendar days. This applies across all brokerage accounts.

For purposes of the 30 calendar day calculation, the date of the transaction is considered day one. Please note, profits are calculated differently under this rule than they would be for tax purposes. Also, it is important to know that transaction costs and potential tax liabilities will NOT be offset against the amount that must be surrendered under this rule.3

Profits from such trades must be disgorged in a manner acceptable to a Compliance Officer. Any disgorgement amount shall be calculated by the Compliance Officer or their designee(s), the calculation of which shall be binding.

Note, an option transaction containing an initial expiration date within the 30 calendar days, as described above, of purchase or sale is considered to be a short-term trading strategy and is subject to the 30 Calendar Day Rule.

The following transactions are excluded from the 30 Calendar Day Rule:

1.	Transactions that are exempt from the pre-clearance and approval requirement as provided in Sections III.C.2. and III.C.3. of the Code (i.e., Exempt Reportable Transactions and Exempt Transactions as defined below). For purposes of this exclusion, although Portfolio Persons must observe the pre-clearance requirements specified in Section II.C.2.a., Portfolio Persons’ transactions in direct obligations of the U.S. Government, or any other national government are excluded from the 30 Calendar Day Rule.

2.	Transactions that ‘roll forward’ options or Futures; that is, the simultaneous closing and opening of options or Futures solely in order to extend the expiration or maturity of the initial position to the month immediately following such expiration or maturity, but that otherwise maintains the economic features (e.g., size and strike price) of the position (when a transaction is rolled forward the transaction date for purposes of calculating compliance with the 30 Calendar Day Rule will be the date of the initial purchase and not the date of the roll forward transaction).

Note: Notwithstanding the exclusion from the 30 Calendar Day Rule, transactions that roll forward options or Futures positions are still subject to the applicable pre-clearance requirements of the Code.

3.	Transactions in cash-equivalent ETFs provided permission is obtained from Compliance in advance.

4.	Transactions in which the gains to be disgorged pursuant to the 30 Calendar Day Rule amount to less than $25.

Prior to transacting, all Employees must represent in their pre-clearance request that the transaction is not in contravention of the 30 Calendar Day Rule.

[3]	For example, if a purchase is considered to be made on day one, calendar day 31 is the first day a sale of the same Financial Instrument may be made without having to disgorge any gains (assuming there were no additional purchases of the same Financial Instrument during that time period). You may sell the same Financial Instrument at a loss within 30 calendar days (subject to pre-clearance approval, where applicable).

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C.	Pre-clearance and Approval of Personal Securities Transactions

You must pre-clear and receive prior approval for all your Personal Securities Transactions unless your Personal Securities Transaction is subject to an exemption under this Code.

The Pre-clearance and Approval Process described below applies to all Employees and their Immediate Family Members.

1.	Pre-clearance and Approval Process

Pre-clearance and approval of Personal Securities Transactions helps PIMCO prevent certain investments that may conflict with Client trading activities. Except as provided in Sections III.C.2. and III.C.3. below, you must pre-clear and receive prior approval for all Personal Securities Transactions by following the two-step pre-clearance and approval process:4

The Pre-clearance and Approval Process is a two-step process:

Step 1: To pre-clear a trade, you must input the details of the proposed trade into the TradeClear system (accessible through the PIMCO Intranet) and follow the instructions. See Sections III.C.2. and III.C.3. for certain transactions that do not require pre-clearance and approval.

Step 2: You will receive notification as to whether your proposed trade is approved or denied. If your proposed trade is approved, the approval is valid for the day on which the approval was granted and the following business day, unless you are notified differently by a Compliance Officer. If you do not execute your transaction within the required timeframe or if the information in your pre-clearance request changes, you must repeat the pre-clearance process prior to undertaking the transaction.

Note: If you place a Good-until-Canceled (“GTC”) or Limit Order and the order is not fully executed or filled by the end of the following business day (midnight local time), you must repeat the pre-clearance process.

2.	Transactions Excluded from the Pre-clearance and Approval Requirement (but still subject to the Reporting Requirements)

Except as otherwise provided below, you are not required to pre-clear and receive prior approval for the following Personal Securities Transactions, although you are still responsible for complying with the reporting requirements of Section V. of this Code for these transactions (each, an “Exempt Reportable Transaction”):

a.	Purchases[5] or sales of direct obligations of the U.S. Government or any other national government, however, if you are a Portfolio Person, as defined in the Code, you are required to pre-clear and receive prior approval for purchases and sales of direct obligations of the U.S. Government or any other national government except as set forth in Section III.C.3.f. below;

b.	The acquisition or disposition of a Financial Instrument as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to such holders of a class of Financial Instrument or, with respect to Financial Instruments except Futures, assignment or call pursuant to an options contract;

c.	Transactions in open-end mutual funds or interval funds (including those held through a variable insurance product account) managed or sub-advised by PIMCO or an Allianz affiliated entity (i.e.,

[4]	Personal Real Estate Investment Transactions (as defined in Appendix II) that constitute Private Placements are Personal Securities Transactions that are subject to, and must be pre-cleared and receive prior approval in accordance with this Section III.C of the Code.

[5]	See Section III.C.3.f. for certain additional exemptions.

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funds managed or sub-advised by PIMCO or an Allianz affiliated entity must be reported but do not need to be pre-cleared). Similarly, direct investments in open-end mutual funds or interval funds managed or sub-advised by PIMCO or an Allianz affiliated entity that are held within a qualified tuition program sponsored by a state, state agency or educational institution and authorized by Internal Revenue Code Section 529 (also known as a 529 Plan) must be reported but do not need to be pre-cleared. Further, investments in an Allianz 529 Plan must also be reported, even if such account does not hold PIMCO or Allianz affiliated funds. The Compliance department has access to information on your holdings in PIMCO private funds and open-end mutual funds in your PIMCO/Allianz 401(k). However, your PCRA, deferred compensation plans, Fund Invest and Allianz Employee Stock Purchase Plan must be reported to Compliance;

d.	Transactions in any Non-Discretionary Account (i) over which neither you nor an Immediate Family Member exercises investment discretion; (ii) have no notice of specific transactions prior to execution; or (iii) otherwise have no direct or indirect influence or control. You must still report the account, including the name of any broker, dealer or bank with which you have an account. You must contact the Compliance Officer if you have this type of account;

e.	Transactions pursuant to an Automatic Investment Plan, including the Allianz Employee Stock Purchase Plan, except that any transaction overriding the Automatic Investment Plan’s predetermined schedule and allocation must be pre-cleared and approved. Notwithstanding the foregoing, an employee may make adjustments to the future percentage investment allocations in the Allianz employee stock purchase plan without pre-clearance.

f.	Transactions in accounts held on automated asset allocation platforms over which neither you nor an Immediate Family Member exercises any investment discretion, including with respect to the Financial Instruments involved in such transactions and the allocation percentages utilized within the asset allocation platform. You must contact the Compliance Officer if you have this type of account.

It is important to remember that transactions in Closed-End Funds and ETFs are subject to the pre-clearance and blackout period requirements.

3.	Transactions Excluded from the Pre-clearance and Approval Requirement and Reporting Requirements

All Personal Securities Transactions by Employees must be reported under the Code with a few limited exceptions set forth below. The following Personal Securities Transactions are exempt from the reporting requirements provided in Section V. of the Code (each, an “Exempt Transaction”):

a.	Purchases or sales of bank certificates of deposit (“CDs”), bankers acceptances, commercial paper and other high quality short-term debt instruments (with a maturity of less than one year), including repurchase agreements;

b.	Purchases which are made by reinvesting dividends (cash or in-kind) on a Financial Instrument including reinvestments pursuant to an Automatic Investment Plan;

c.	Purchases/sales of physical currencies or physical commodities not for investment purposes;[6]

d.	Purchases or sales of open-end mutual funds or interval funds (including those held through a variable insurance product direct account or a 529 Plan account) that are not managed or sub-advised by PIMCO or an Allianz affiliated entity (i.e., open–end mutual funds and interval funds are not required to be reported unless the fund is managed or sub-advised by PIMCO or an Allianz affiliated entity). Transactions in such unaffiliated open-end funds and interval funds do not need to be pre-cleared;

[6]	For the avoidance of doubt, direct purchases/sales of Cryptocurrencies are not “Personal Securities Transactions” (as defined in Appendix I) and thus are not subject to the pre-clearance and reporting requirements. However, Derivatives on Cryptocurrencies are “Personal Securities Transactions” and are subject to the pre-clearance and reporting requirements.

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e.	Purchases or sales of unit investment trusts that are invested exclusively in one or more open-end mutual funds that are not advised or sub-advised by PIMCO or an Allianz affiliated entity; and

f.	Purchases of direct obligations of the U.S. Government where such transactions are effected via non-competitive bid through the U.S. Department of the Treasury’s TreasuryDirect system.

D.	Additional Requirements Applicable to Portfolio Persons

If you are a “Portfolio Person”7 with respect to a Client transaction, you are subject to the blackout periods listed below. Note that transactions that do not require pre-clearance under Sections III.C.2. and III.C.3. of the Code are not subject to these blackout periods. Regardless of whether you are required to pre-clear your trade, you must not take inappropriate advantage of your position as a Portfolio Person in violation of the Code.

1.	Purchases and sales prior to, and including, seven calendar days prior to a Client trade

A Portfolio Person may not transact in a Financial Instrument prior to, and including, seven calendar days before transacting in the same Financial Instrument or a Related Financial Instrument for a Client. Similarly, a Portfolio Person may not transact in a Financial Instrument prior to, and including, seven calendar days if the Portfolio Person knows of another Portfolio Person’s intention to transact in the same Financial Instrument for a Client. Thus, if you personally transact within seven calendar days (inclusive) of a Client trade in the same or Related Financial Instrument, your personal securities transaction will be considered a violation of the Code of Ethics unless the client trade was directed by someone else without your knowledge or you obtain prior approval from Compliance.

Specific conditions for research analysts

A research analyst may not transact in the same Financial Instrument, any other Financial Instrument issued by the same issuer or a Related Financial Instrument that such research analyst is analyzing for a Client (whether such analysis was requested by another person or was undertaken on the research analyst’s own initiative). Such prohibition remains in effect until the research analyst is notified in writing that the Financial Instrument has been selected or rejected for purchase or sale for a Client account or until the research analyst obtains permission to transact in the same Financial Instrument or a Related Financial Instrument from a senior supervisor and a Compliance Officer.

2.	Purchases and sales within three calendar days following a Client trade

A Portfolio Person may not transact in a Financial Instrument within three calendar days after (i) transacting in the same Financial Instrument or a Related Financial Instrument for a Client; or (ii) a Client’s transaction in the same Financial Instrument or a Related Financial Instrument if the Portfolio Person knows that another Portfolio Person has transacted in such Financial Instrument or a Related Financial Instrument for a Client.

3.	Specific provisions for Real Estate Portfolio Persons with respect to PIMCO advised private funds that invest in real estate[8]

Real Estate Portfolio Persons must report Personal Real Estate Investment Transactions9 and pre-clear and receive prior approval of certain Personal Real Estate Investment Transactions.

[7]	See Appendix I for the definition of “Portfolio Person.” Generally, a Portfolio Person with respect to a Client trade includes the generalist portfolio manager for the Client account, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, any research analyst that played a role in researching or recommending a particular Financial Instrument, and members of portfolio risk management.
[8]	For purposes of this clause 3 and Appendix II, the term Financial Instrument as it applies to Personal Securities Transactions of Portfolio Persons shall include Real Estate Investment Transactions.

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Please refer to Appendix II for a discussion of the pre-clearance and reporting requirements for Personal Real Estate Investment Transactions.

Please note that Personal Real Estate Investment Transactions that constitute Private Placements are Personal Securities Transactions and must be pre-cleared and receive prior approval in accordance with Section III.C of the Code.

Prior to transacting, Portfolio Persons must represent in their pre-clearance request that they are not aware of any pending trades or proposed trades in the next seven calendar days in the same Financial Instrument or a Related Financial Instrument for any Client. Please consider the timing of your personal trades carefully.

E.	Provisions that May Restrict Your Trading

If your Personal Securities Transaction falls within one of the following categories, it will generally be denied by the Compliance Officer. It is your responsibility to initially determine if any of the following categories apply to your situation or transaction:

1.	Pending Orders

If the gross aggregate market value exposure of your transaction in the Financial Instrument requiring pre-clearance over a 30 calendar day period across all your Personal Brokerage Accounts exceeds $25,000 and (i) the Financial Instrument or a Related Financial Instrument has been purchased or sold by a Client on that day; or (ii) there is a pending Client order in the Financial Instrument or a Related Financial Instrument then you CANNOT trade the Financial Instrument or any Related Financial Instrument on the same day and your pre-clearance request will be denied. This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable (e.g., under “III.D. Additional Requirements Applicable to Portfolio Persons”).

As a general matter, transactions up to $250,000 per day in common stock publicly issued by an issuer, and options thereon, included in the Standard & Poor’s 500 Index (“S&P 500® Index”) will be permitted (subject to any other applicable requirements of the Code, such as the pre-clearance and blackout period requirements). Note, with respect to an option transaction, exposure is measured by the underlying notional value of the option.

Transactions that ‘roll forward’ Futures contracts or Options on Futures contracts may be approved. Such a roll forward is considered to be the simultaneous closing and opening of Futures or Options on Futures solely to extend the expiration or maturity of the previous position to the next available contract period immediately following such expiration or maturity, but that otherwise maintains the same economic features (e.g., size and strike price) of the position.

2.	Initial Public Offerings, Private Placements and Investments in Hedge Funds

As a general matter, you should expect that most pre-clearance requests involving initial public offerings (except for fixed-income, preferred, business development companies, registered investment companies, commodity pools and convertible securities offerings) will be denied. If your proposed transaction is an initial public offering, a private placement, or an investment in a hedge fund, the Compliance Officer will determine whether the investment opportunity should be reserved for Clients.

[9]	See Appendix II for definition of Real Estate Portfolio Person and Personal Real Estate Investment Transactions.

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3.	Allianz SE Investments

You may not trade in shares of Allianz SE during any designated blackout period. In general, the trading windows end six weeks prior to the release of Allianz SE annual financial statements and two weeks prior to the release of Allianz SE quarterly results. This restriction applies to the exercise of cash-settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz SE. Allianz SE blackout dates are communicated to employees and are posted on the employee trading center. A list of such blackout periods is accessible through the PIMCO Intranet.

4.	Blackout Period in any Closed End Fund Advised or Sub-Advised by PIMCO

You may not trade any closed end fund advised or sub-advised by PIMCO during a designated blackout period. A list of such blackout periods is accessible through the PIMCO Intranet.

5.	Trade Restricted Securities List

The Legal and Compliance department maintains and periodically updates the Trade Restricted Securities List that contains certain securities that may not be traded by Employees. The Trade Restricted Securities List is not distributed to employees, but requests to purchase or sell any security on the Trade Restricted Securities List will be denied.

6.	Section 16 Holding Periods

If you are a reporting person under Section 16 of the Securities Exchange Act of 1934, with respect to any closed end fund advised or sub-advised by PIMCO, you are subject to a six month holding period and you must make certain filings with the SEC. It is your responsibility to determine if you are subject to Section 16 requirements and to arrange for appropriate filings. Please consult a Compliance Officer for more information.

F.	Excessive Trading and Market Timing of Mutual Fund Shares.

The issue of excessive trading and market timing by mutual fund shareholders is serious and not unique to PIMCO. You are subject to the terms and restrictions of an open-end mutual fund’s prospectus, including restrictions such fund may impose on excessive trading. You may not engage in trading of shares of an open-end mutual fund that is inconsistent with the prospectus of that fund.

G.	Your Actions are Subject to Review by a Compliance Officer and Your Supervisor

The Compliance Officer may undertake such investigation as he or she considers necessary to determine if your proposed trade complies with this Code, including post-trade monitoring. The Compliance Officer may impose measures intended to avoid potential conflicts of interest or to address any trading that requires additional scrutiny.

In addition to the Compliance Officer, your supervisor may, unless restricted by relevant regulations, review your personal trading activity on a periodic or more frequent basis. This individual will work with the Compliance Officer on any such reviews.

H.	Consequences for Violations of this Code

1.	If determined appropriate by the General Counsel or Compliance Officer you may be subject to remedial actions (a) if you violate this Code; or (b) to protect the integrity and reputation of PIMCO even in the absence of a proven violation. Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, a reduction in discretionary performance compensation, censure, demotion, suspension or dismissal, or any other sanction or remedial action required or permitted by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or to absorb any loss from the transaction.

2.

PIMCO’s General Counsel or Compliance Officer shall have the authority to determine whether you have violated this Code and, if so, to impose, in consultation with an employee’s supervisor and other relevant

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parties, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the General Counsel or Compliance Officer, in consultation with an employee’s supervisor and other relevant parties, may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

IV.	YOUR ONGOING OBLIGATIONS UNDER THIS CODE

This Code imposes certain ongoing obligations on you. If you have any questions regarding these obligations please contact the Compliance Officer.

A.	Insider Trading

The fiduciary principles of this Code and Securities and Commodities Laws prohibit you from trading based on material, non-public information (“MNPI”) received from any source or communicating this information to others.10 If you believe you may have access to material, non-public information or are unsure about whether information is material or non-public, please consult a Compliance Officer and the PIMCO MNPI Policy. Any violation of PIMCO’s MNPI Policy may result in penalties that could include termination of employment with PIMCO.

B.	Compliance with Securities Laws

You must comply with all applicable Securities and Commodities Laws.

C.	Duty to Report Violations of this Code

You are required to promptly report any violation of this Code of which you become aware, whether your own or another Employee’s. Reports of violations other than your own may be made anonymously and confidentially to the Compliance Officer.

D.	Right to Communicate Directly with Governmental, Regulatory or Self-Regulatory Bodies

This Code will not be interpreted or applied in any manner that would violate any PIMCO employee’s legal rights as an employee under applicable law. For example, nothing in this Code or Appendices attached hereto prohibits or in any way restricts any PIMCO employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the Securities and Exchange Commission or any other governmental or regulatory body or self-regulatory organization. A PIMCO employee does not need prior PIMCO authorization before taking any such action and a PIMCO employee is not required to inform PIMCO if he or she chooses to take such action.

V.	YOUR REPORTING REQUIREMENTS

A.	On-Line Certification of Receipt and Quarterly Compliance Certification

You will be required to certify your receipt of this Code. On a quarterly basis you must certify that any personal investments effected during the quarter were done in compliance with this Code. You will also be required to certify your ongoing compliance with this Code on a quarterly basis. Required certifications must be completed within 30 calendar days following the end of the quarter.

[10]	As described in Section III.C.2, purchases or sales of open-end mutual funds and interval funds managed or sub-advised by PIMCO are exempt from the pre-clearance and approval process; however, the insider trading prohibition described above applies to MNPI received with respect to an open-end mutual fund or interval fund advised or sub-advised by PIMCO or its affiliates. Non-public information regarding a mutual fund or interval fund is MNPI if such information could materially impact the fund’s net asset value.

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B.	Reports of Securities Holdings

You and your Immediate Family Members must report all your Personal Brokerage Accounts and all transactions in your Personal Brokerage Accounts unless the transaction is an Exempt Transaction. You must agree to allow your broker-dealer to provide the Compliance Officer with electronic reports of your Personal Brokerage Accounts and transactions and to allow the Compliance department to access all Personal Brokerage Account information. You will also be required to certify that you have reported all of your Personal Brokerage Accounts to the Compliance Officer on a quarterly basis. Required certifications must be completed within 30 calendar days following the end of the quarter.

1.	Approved Brokers

You and your Immediate Family Members must maintain your Personal Brokerage Accounts with an Approved Broker. The list of Approved Brokers is accessible through the PIMCO Intranet.

If you maintain a Personal Brokerage Account at a broker-dealer other than at an Approved Broker, you will need to close those accounts or transfer them to an Approved Broker within a specified period of time, unless otherwise granted an exemption by a Compliance Officer. Upon opening a Personal Brokerage Account at an Approved Broker, Employees are required to disclose the Personal Brokerage Account to the Compliance Officer. By maintaining your Personal Brokerage Account with one or more of the Approved Brokers, you and your Immediate Family Member’s quarterly and annual trade summaries will be sent directly to the Compliance department for review.

2.	Initial Holdings Report

Within ten calendar days of becoming an Employee, you must submit to the Compliance Officer an Initial Report of Personal Brokerage Accounts and all holdings in securities except Exempt Transactions. Please contact the Compliance Officer if you have not already completed this Initial Report of Personal Brokerage Accounts.

3.	Quarterly and Annual Holdings Report

If you maintain Personal Brokerage Accounts with broker-dealers who are not on the list of Approved Brokers, please contact the Compliance Officer to arrange for providing quarterly and annual reports.

4.	Changes in Your Immediate Family Members

You must promptly notify a Compliance Officer of any change to your Immediate Family Members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect the Personal Brokerage Accounts for which you have reporting or other responsibilities.

VI.	COMPLIANCE DEPARTMENT RESPONSIBILITIES

A.	Authority to Grant Waivers of the Requirements of this Code

The Compliance Officer, in consultation with PIMCO’s General Counsel, has the authority to exempt any Employee or any personal investment transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any Client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

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B.	Annual Report to Boards of Funds that PIMCO Advises or Sub-Advises

PIMCO will furnish a written report annually to the directors or trustees of each fund that PIMCO advises or sub-advises. Each report will describe any issues arising under this Code, or under procedures implemented by PIMCO to prevent violations of this Code, since PIMCO’s last report, including, but not limited to, information about material violations of this Code, procedures and sanctions imposed in response to such material violations, and certify that PIMCO has adopted procedures reasonably necessary to prevent its Employees from violating this Code.

C.	Maintenance of Records

The Compliance Officer will keep all records maintained at PIMCO’s primary office for at least two years and will otherwise keep in an easily accessible place for at least five years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all Personal Brokerage Account statements and reports of Employees, a list of all Employees and persons responsible for reviewing Employees reports, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration of this Code.

VII.	ACTIVITIES OUTSIDE OF PIMCO

A.	Approval of Activities Outside of PIMCO

1.	You may not engage in full-time or part-time service as an officer, director, partner, manager, member, proprietor, principal, consultant or employee of any Business Organization or Non-Profit Organization other than PIMCO, PIMCO Investments, the PIMCO Foundation, PIMCO Partners, or a fund for which PIMCO is an adviser (whether or not that business organization is publicly traded) unless you have received the prior written approval from PIMCO’s General Counsel or other designated person.

2.	Without prior written approval, you may not provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization (other than a trust or foundation established by you or an Immediate Family Member) or enter into any agreement to be employed or to accept compensation in any form (e.g., in the form of commissions, salary, fees, bonuses, shares or contingent compensation) from any person or entity other than PIMCO or one of its affiliates.

3.	Certain non-compensated positions in which you would serve in a decision-making capacity (such as on a board of directors for a charity or Non-Profit Organization) must also have been reviewed or approved by PIMCO’s General Counsel or other designated person.

4.	PIMCO’s General Counsel or other designated person may approve such an outside activity if he or she determines that your service or activities outside of PIMCO would not be inconsistent with the interests of PIMCO and its Clients. Other factors that may be considered include any remuneration received or proposed to be received as part of the activity, whether the activity or expected time spent is consistent with your duties to PIMCO and its Clients, and any other factors deemed relevant. PIMCO’s General Counsel or other designated person may also stipulate that approval of your participation in the outside activity is subject to specified conditions. Requests to serve on the board of a publicly traded entity will generally be denied.

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5.	Regardless of the outcome of PIMCO’s review of your participation in any proposed outside activity, you may not, directly or indirectly, publicly suggest, claim or imply that PIMCO is associated with or in any way approves the activity.

VIII.	TEMPORARY EMPLOYEES

Temporary Employees that are classified as Contingent Workforce are considered “Employees” for purposes of this Code. The Compliance Officer may exempt such persons from any requirement hereunder if the Compliance Officer determines that such exemption would not have a material adverse effect on any Client account.

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APPENDIX I

Glossary

The following definitions apply to the capitalized terms used in this Code:

Approved Broker – means a broker-dealer approved by the Compliance Officer. The list of Approved Brokers for each PIMCO location is accessible through the PIMCO Intranet or can be obtained from the Compliance Officer.

Associated Persons – means an employee of PIMCO LLC’s non-U.S. affiliates. Associated Persons are subject to the respective Code of Ethics of the non-U.S. affiliate with whom they are employed, which are, in relevant part, substantially the same as this Code. Associated Persons are subject to the oversight and supervision of PIMCO LLC.

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest – means when a person has or shares direct or indirect pecuniary interest in accounts or in reportable Financial Instruments. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, unless specifically excepted by a Compliance Officer, an interest in a Financial Instrument held by: (1) a joint account to which you are a party; (2) a partnership in which you are a general partner; (3) a partnership in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (4) a limited liability company in which you are a managing member; (5) a limited liability company in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (6) a trust in which you or an Immediate Family Member has a vested interest or serves as a trustee with investment discretion; (7) a closely-held corporation in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or an Immediate Family has a substantial economic interest.

Business Organization – means an entity formed for the purpose of carrying on a commercial enterprise and/or to achieve certain commercial goals. It may take the form a sole proprietorship, partnership, limited liability company, corporation or other structure.

Client – means any person or entity to which PIMCO provides investment advisory services.

Contingent Workforce – means individuals subject to provisional work agreements which may include temporary contract workers, independent contractors or independent consultants.

Cryptocurrency – means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under the relevant law.

Derivative – means (1) any Futures (as defined below); and (2) a forward contract, a “swap”, a “cap”, a “collar”, a “floor” and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which are included in the definition of “Security”). Questions regarding whether a particular instrument or transaction is a Derivative for purposes of this policy should be directed to the Compliance Officer or his or her designee. For avoidance of doubt, a derivative on a Cryptocurrency is considered to be a “Derivative” for purposes of the Code.

Financial Instrument – means a Security, Derivative, commodity or currency as investment, but does not include Cryptocurrencies. For the avoidance of doubt, futures contracts on Cryptocurrencies are “Financial Instruments” for purposes of the Code.

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Futures – means a futures contract and an option on a futures contract traded on a U.S. or non-U.S. board of trade, such as the Chicago Board of Trade or the London International Financial Futures Exchange.

Immediate Family Member of an Employee – means: (1) any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner; (2) any person sharing the same household with the Employee (which does not include temporary house guests)that holds an account in which the Employee is a joint owner or listed as a beneficiary; or (3) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering – means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Non-Discretionary Account – means any account managed or held by a broker dealer, futures commission merchant, or trustee as to which neither the Employee nor an Immediate Family Member: (1) exercises investment discretion; (2) receives notice of specific transactions prior to execution; or (3) has direct or indirect influence or control over the account.

Non-Profit Organization – means an organization (generally tax-exempt) that serves the public interest. In general, the purpose of this type of organization must be charitable, educational, scientific, religious or literary. A nonprofit organization is often dedicated to furthering a particular social cause or advocating for a particular point of view.

Personal Brokerage Account – means (1) any account (including any custody account, safekeeping account, retirement account such as an IRA or 401(k) plan, and any account maintained by an entity that may act as a broker or principal) in which an Employee has any direct or indirect Beneficial Interest, including Personal Brokerage Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term “Personal Brokerage Accounts” also includes, among others:

(i)	Trusts for which the Employee acts as trustee, executor or custodian;

(ii)	Accounts of or for the benefit of a person who receives financial support from the Employee;

(iii)	Accounts of or for the benefit of an Immediate Family Member; and

(iv)	Accounts in which the Employee is a joint owner or has trading authority.

For the avoidance of doubt, the term “Personal Brokerage Account” does not include: (1) an account on the U.S. Department of the Treasury’s TreasuryDirect system, so long as the securities purchased through and/or held in such account may only be, or were, purchased through a non-competitive bid process; or (2) any account with direct holdings of Cryptocurrencies. For avoidance of doubt, an account that holds Derivatives on Cryptocurrencies would constitute a “Personal Brokerage Account” for purposes of the Code, and is subject to the requirements of Section V.B above.

Personal Securities Transaction – means transactions in Securities, Derivatives, currencies for investment purposes and commodities for investment purposes, but does not include direct transactions in a Cryptocurrency. For the avoidance of doubt, “Personal Securities Transaction” includes Derivatives on a Cryptocurrency.

PIMCO – means “Pacific Investment Management Company LLC”.

PIMCO Investments – means “PIMCO Investments LLC”.

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Portfolio Person – means an Employee, including a portfolio manager with respect to an account, who: (1) provides information or advice with respect to the purchase or sale of a Financial Instrument, such as a research analyst; or (2) helps execute a portfolio manager’s investment decisions. Members of Portfolio Risk Management are also considered to be Portfolio Persons. Generally, a Portfolio Person with respect to a Client trade includes the generalist portfolio manager for the Client, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, and any research analyst that played a role in researching or recommending a particular Financial Instrument.

Private Placement – means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933, including hedge funds or private equity funds or similar laws of non-U.S. jurisdictions.

Related Financial Instrument – means any Derivative directly tied to the same underlying Financial Instrument, including, but not limited to, any swap, option or warrant to purchase or sell that same underlying Financial Instrument, and any Derivative convertible into or exchangeable for that same underlying Financial Instrument. For example, the purchase and exercise of an option to acquire a Security is subject to the same restrictions that would apply to the purchase of the Security itself.

Securities and Commodities Laws – means the securities and/or commodities laws of any jurisdiction applicable to any Employee, including for any employee located in the U.S. or employed by PIMCO, the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, broker-dealers and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury, the Commodity Exchange Act, any rules adopted by the U.S. Commodity Futures Trading Commission under this statute, and applicable rules adopted by the National Futures Association.

Security – means any note, stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest of instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

TradeClear – means PIMCO’s proprietary employee trading pre-clearance system.

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APPENDIX II

PIMCO-advised private funds and accounts make investments in real estate.

Real Estate Portfolio Persons must generally pre-clear and receive prior approval from the Compliance Officer for Personal Real Estate Investment Transactions like other Personal Securities Transactions.

Real Estate Portfolio Person – means a Portfolio Person, or any other Employee designated by a Compliance Officer, with respect to PIMCO advised private funds that executes Real Estate Investment Transactions.

Real Estate Investment Transactions – means transactions involving real estate (such as, without limitation, purchases, sales, financings or other forms of investments in office, multifamily, retail, commercial, industrial or hospitality properties or interest in real estate services or service providers), either directly or through investments in funds (other than registered investment companies or publicly traded Securities that are otherwise subject to the Code of Ethics), joint ventures, partnerships, limited liability companies, mortgage or mezzanine loans or other Securities (other than publicly traded Securities that are otherwise subject to the Code of Ethics).

Personal Real Estate Investment Transactions – means Real Estate Investment Transactions for investment purposes.

Indirect investments (e.g., real estate funds or partnerships) may also be subject to pre-clearance as Private Placements under the Code of Ethics. Like other types of personal investments, you are required to report Personal Real Estate Investment Transactions on a quarterly basis.

Notwithstanding the above:

●	Transactions involving residential properties owned for personal use (such as a primary residence or a vacation home), as well as loans, advances or gifts to Immediate Family Members to assist in their purchase or maintenance of such properties, are not subject to pre-clearance or the reporting requirements.

●	Transactions involving one- to four-unit residential properties purchased for investment purposes are not subject to pre-clearance, so long as such transaction would not (i) constitute a Security (e.g., an interest in an entity of which you are not the general partner, managing member or equivalent), or (ii) violate any of your responsibilities under the Code of Ethics. Such transactions are subject to the reporting requirements, however.

Trades of Securities or instruments that are identified by a ticker, CUSIP, ISIN or Sedol must be pre-cleared using TradeClear (accessible through the PIMCO Intranet).

The Code of Ethics requires you to avoid conflicts of interest related to personal investments, including Personal Real Estate Investment Transactions. You are expected to avoid any investment, interest or association which interferes or might interfere with your independent exercise of judgment in the best interest of PIMCO and its Clients, including funds advised by PIMCO. Disclosure of personal or other circumstances constituting a conflict of interest should be reported to the Compliance Officer.

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